Exhibit 99.1

AMGEN TO ACQUIRE MUSTAFA NEVZAT, A LEADING

PRIVATELY HELD TURKISH PHARMACEUTICAL COMPANY

Acquisition Will Build on Amgen’s Existing Business and

Provide a Platform for Growth in Turkey and

This Strategically Important Region

THOUSAND OAKS, Calif. and ISTANBUL (April 25, 2012) - Amgen (NASDAQ:AMGN), the world’s largest biotechnology company, and Mustafa Nevzat Pharmaceuticals (MN) today announced an agreement under which Amgen will acquire 95.6 percent of shares in MN, a privately held Turkish pharmaceutical company, for an amount that values MN at US $700 million. The all-cash transaction will significantly expand Amgen’s presence in Turkey and the surrounding region, which are large, fast-growing, priority markets for Amgen.

“Amgen is dedicated to making our innovative medicines available to patients in major markets around the world,” said Robert A. Bradway, president and chief operating officer at Amgen. “Together with MN’s staff and management team, we plan to grow our business with high quality and innovative medicines in Turkey and the surrounding region.”

With a heritage of nearly 90 years, MN is the leading supplier of pharmaceuticals to the hospital sector and a major supplier of injectable medicines in Turkey. It also has a successful and fast growing export business. MN had revenues of approximately US $200 million in 2011 and has grown on average at double-digit rates in local currency over the past five years.

“This transaction represents an attractive opportunity for MN, its employees and customers,” said Levent Selamoglu, general manager and chief executive officer of MN. “The combination of MN and Amgen creates an innovation leader in Turkey with unique capabilities and scope to expand regionally and in other attractive high-growth markets. Amgen’s focus and resources will also ensure continued investment in Turkey.”

The transaction has been approved by the Board of Directors of each company. Completion of the transaction is subject to customary closing conditions, including regulatory approvals.

Amgen’s focus on Turkey and the surrounding region is part of a broad international expansion strategy for the Company. Amgen established an affiliate in Turkey in 2010 and currently markets two products, with plans to develop its robust pipeline of clinical candidates for the benefit of patients in Turkey, as well as other markets around the world.

AMGEN TO ACQUIRE MUSTAFA NEVZAT, A LEADING, PRIVATELY HELD TURKISH

PHARMACEUTICAL COMPANY

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Amgen Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

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AMGEN TO ACQUIRE MUSTAFA NEVZAT, A LEADING, PRIVATELY HELD TURKISH

PHARMACEUTICAL COMPANY

Contact, Amgen

Mary Klem, 805-447-6979 (US media)

Helen Mills, +41 41 3690 315 (EU media)

Erkan Avcilar, 053046589986 (Turkey media)

Arvind Sood, 805-447-1060 (investors)